FOR FURTHER INFORMATION CONTACT:

AT THE COMPANY:
Deborah S. Lorenz
Investor Relations &
Corporate Communications
925-249-4031
dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE
April 15, 2003

LIPID SCIENCES NAMES S. LEWIS MEYER AS PRESIDENT AND CEO

PLEASANTON, Calif., April 15, 2003 – The Board of Directors of Lipid Sciences, Inc. (Nasdaq: LIPD) announced the election of S. Lewis Meyer, Ph.D., as President and Chief Executive Officer, effective April 14, 2003. He will continue to serve as a Director, a position he has held since July 2002.

Richard G. Babbitt, Chairman of the Board, commented on the appointment, “While the Board of Directors has searched diligently and interviewed many qualified candidates for this position, none of them met all our requirements. In light of Dr. Meyer’s involvement in our new strategic direction initiative as well as the recent restructuring activity, the Board felt it appropriate and in the best interests of the shareholders to turn to Lew’s experience and successful track record.”

Dr. Meyer was formerly President and Chief Executive Officer of Imatron, Inc., a publicly held company engaged in the designing, manufacturing, and marketing of a high-performance electron beam tomography (EBT) scanner. He held that position from June 1993 until December 2001, when Imatron was acquired by General Electric Medical Systems. Prior to joining Imatron, Dr. Meyer was Vice President, Operations, of Otsuka Electronics (U.S.A.), Inc., Fort Collins, Colo., a manufacturer of clinical MRI systems and analytical NMR spectrometers. Previously he was founder, President and Chief Executive Officer of American Health Services Corp. (now Insight Health Services), a nationwide developer and operator of diagnostic imaging and treatment centers. Dr. Meyer has served on the Board of Directors of the American Electronics Association (AEA), as well as serving as a Director of a variety of public and private companies, principally in the medical technology and biotech arena.

Commenting on his election, Dr. Meyer said, “I am very excited about Lipid’s new strategic direction and our focus of research and development on our proprietary Viral Pathogen Inactivation (VPI™) platform with our first indication being HIV. HIV, which is a lipid-coated virus, infects an estimated five million people and kills approximately three million people each year. Our VPI™ technology has the potential to be a therapeutic treatment for this disease.”

Dr. Meyer will continue to serve as a Director of Lipid Sciences and as a member of the Executive Committee. He will step down as Chairman of the Audit and Compensation Committees and is no longer serving on the Nominating Committee.

Lipid Sciences, Inc. is a development-stage biotechnology company that is researching and developing products and processes intended to treat major medical conditions in which lipids, or fat components, play a key role. The Company’s technologies are based on a patented process that selectively removes lipids from proteins. The Company believes that this unique delipidation process has the potential for far-reaching implications for human health. It may provide an effective therapeutic effect on many infectious agents, including the viruses that cause AIDS, Hepatitis B and Hepatitis C, as well as reverse cardio- and cerebrovascular disease.

Forward-Looking Statements

This release contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance as well as all other statements that are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release. Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition to those risk factors, other factors that could cause actual results to differ materially include the following: Our inability to obtain adequate funds; our technology not proving to be safe or effective; our inability to obtain regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International; our reliance on collaborations with strategic partners; competition in our industry; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; product liability claims; economic downturn in the real estate market; our dependence on key personnel; additional shares of common stock becoming available for sale after expiration of certain lock-up periods; and potential dilution of existing stockholders’ ownership if shares are issued to former NZ Corporation shareholders who have perfected certain rights.

The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.